FCPT Announces First Quarter 2025 Financial and Operating Results

MILL VALLEY, CA – April 30, 2025 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three months ended March 31, 2025.

Management Comments

“FCPT started the year off strong, continuing the momentum from the end of 2024. We accomplished the highest first quarter acquisition volume in company history, acquiring over $56 million of properties leased to national brands at attractive pricing,” said CEO Bill Lenehan. “While the market has continued to be volatile, we have raised significant equity and increased our revolver capacity. Our liquidity is at record levels, and we have lowered our leverage profile to its lowest level in seven years.”

Rent Collection Update

As of March 31, 2025, the Company has received rent payments representing 99.5% of its portfolio contractual base rent for the quarter ending March 31, 2025.

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

•
Rental revenue for the first quarter increased 8.4% over the prior year to $63.5 million. Rental revenue consisted of $63.2 million in cash rents and $0.2 million of straight-line and other non-cash rent adjustments.

•
Net income attributable to common shareholders was $26.2 million for the first quarter, or $0.26 per diluted share. These results compare to net income attributable to common shareholders of $24.0 million for the same quarter in the prior year, or $0.26 per diluted share.

Funds from Operations (FFO)

•
NAREIT-defined FFO per diluted share for the first quarter was $0.41, representing flat per share results compared to the same quarter in 2024.

Adjusted Funds from Operations (AFFO)

•
AFFO per diluted share for the first quarter was $0.44, representing a $0.01 per share increase compared to the same quarter in 2024.

General and Administrative (G&A) Expense

•
G&A expense for the first quarter was $7.6 million, which included $2.8 million of stock-based compensation. These results compare to G&A expense in the first quarter of 2024 of $6.2 million, including $1.6 million of stock-based compensation.

•
Cash G&A expense (after excluding stock-based compensation) for the first quarter was $4.9 million, representing 7.7% of cash rental income for the quarter, compared to $4.6 million of cash G&A in the first quarter of 2024 representing 7.9% of cash rental income.

Dividends

•
FCPT declared a dividend of $0.3550 per common share for the first quarter of 2025.

Real Estate Portfolio

•
As of March 31, 2025, the Company’s rental portfolio consisted of 1,221 properties located in 47 states. The properties are 99.4% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 7.3 years.

Acquisitions

•
During the first quarter, FCPT acquired 23 properties for a combined purchase price of $56.5 million at an initial weighted average cash yield of 6.7%, on rents in place as of March 31, 2025 and a weighted average remaining lease term of 17.4 years. The properties were 83% quick service restaurants and 17% auto service.

Dispositions

•
During the first quarter, FCPT did not sell any properties.

Liquidity and Capital Markets

Capital Raising

•
During the first quarter, the Company sold 5,266,452 shares of Common Stock via the at-the-market (ATM) program at an average gross price of $28.30 per share for anticipated gross proceeds of $149.0 million.

•
Year to date through April 30, 2025, FCPT has sold 5,978,769 shares of Common Stock via the ATM at an average gross price of $28.28 per share for anticipated gross proceeds of $169.1 million. As of April 30, 2025, 9,009,344 shares remain to be settled under existing forward sale agreements for anticipated gross proceeds of $253.6 million.

Liquidity

•
On March 31, 2025, FCPT had approximately $617 million of available liquidity including $22 million of cash and cash equivalents, anticipated net proceeds of approximately $245 million under existing forward sale agreements and $350 million of capacity under revolving credit facility.

Credit Facility and Unsecured Notes

• As announced on January 31, 2025, FCPT entered into a Fourth Amended and Restated Revolving Credit and Term Loan Agreement (the “Credit Agreement”). The Credit Agreement increases the overall size of the facility from $765 million to $940 million by increasing the revolving credit facility capacity to $350 million and entering into a new $225 million term loan (the “Term Loan”). Both the Term Loan and revolving credit facility mature in February 2029, and may be extended up to one-year at the Company’s discretion, subject to certain conditions. The Term Loan was used, in part, to pay down $150 million of loans maturing in November 2025. Additionally, FCPT’s lenders agreed to provide a one-year extension option for the $100 million of term loans maturing in November 2026 at the Company’s discretion, subject to certain conditions.

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On March 31, 2025, FCPT had $1,215 million of outstanding debt, consisting of $590 million of term loans and $625 million of unsecured fixed rate notes and no outstanding revolver balance. FCPT’s leverage, as measured by the ratio of net debt to adjusted EBITDAre, is 5.6x at quarter-end, or 4.4x inclusive of outstanding equity under forward sales agreements as of March 31, 2025.

Conference Call Information

Company management will host a conference call and audio webcast on Thursday, May 1 at 12:00 p.m. Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Phone: 1 833 470 1428 (domestic) or 1 404 975 4839 (international), Call Access Code: 066423

Live webcast: https://events.q4inc.com/attendee/107640995

In order to pre-register for the call, investors can visit

https://www.netroadshow.com/events/login?show=1ba52278&confId=80853

Replay: Available through July 30, 2025 by dialing 1 866 813 9403 (domestic) or 1 929 458 6194 (international), Replay Access Code 475010

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance, announced transactions, expectations regarding the making of distributions and the payment of dividends, and the effect of pandemics on the business operations of the Company and the Company’s tenants and their continued ability to pay rent in a timely manner or at all. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.

Supplemental Materials and Website:

Supplemental materials on the First Quarter 2025 operating results and other information on the Company are available on the investors relations section of FCPT’s website at investors.fcpt.com.

FCPT

Bill Lenehan, 415-965-8031
CEO
Patrick Wernig, 415-965-8038

CFO

Four Corners Property Trust

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Revenues:
Rental revenue	$63,482	$58,573
Restaurant revenue	7,994	7,894
Total revenues	71,476	66,467
Operating expenses:
General and administrative	7,639	6,213
Depreciation and amortization	14,429	13,467
Property expenses	3,265	3,081
Restaurant expenses	7,555	7,564
Total operating expenses	32,888	30,325

Interest expense	(12,731)	(12,281)
Other income, net	392	240
Realized gain on sale, net	-	-
Income tax expense	(63)	(27)
Net income	26,186	24,074

Net income attributable to noncontrolling interest	(30)	(30)
Net Income Attributable to Common Shareholders	$26,156	$24,044

Basic net income per share	$0.26	$0.26
Diluted net income per share	$0.26	$0.26
Regular dividends declared per share	$0.3550	$0.3450

Weighted-average shares outstanding:
Basic	99,708,806	91,719,475
Diluted	100,072,018	91,929,760

Four Corners Property Trust

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2025	December 31, 2024
ASSETS	(Unaudited)
Real estate investments:
Land	$1,398,659	$1,360,772
Buildings, equipment and improvements	1,856,021	1,837,872
Total real estate investments	3,254,680	3,198,644
Less: Accumulated depreciation	(784,943)	(775,505)
Total real estate investments, net	2,469,737	2,423,139
Intangible lease assets, net	119,932	123,613
Total real estate investments and intangible lease assets, net	2,589,669	2,546,752
Cash and cash equivalents	22,263	4,081
Straight-line rent adjustment	69,288	68,562
Derivative assets	15,008	20,733
Deferred tax assets	1,503	1,448
Other assets	13,421	11,450
Total Assets	$2,711,152	$2,653,026

LIABILITIES AND EQUITY

Liabilities:
Term loan and revolving credit facility ($590,000 and $520,000 of principal, respectively)	$580,157	$516,250
Senior unsecured notes	621,802	621,639
Dividends payable	35,408	35,358
Rent received in advance	15,518	6,738
Derivative liabilities	2,993	473
Other liabilities	22,437	21,778
Total liabilities	1,278,315	1,202,236

Equity:
Preferred stock, $0.0001 par value per share, 25,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.0001 par value per share, 500,000,000 shares authorized, 99,972,006 and 91,825,119 shares issued and outstanding, respectively	10	10
Additional paid-in capital	1,482,287	1,482,698
Accumulated other comprehensive income	15,374	23,633
Noncontrolling interest	2,157	2,178
Accumulated deficit	(66,982)	(57,729)
Total equity	1,432,837	1,450,790
Total Liabilities and Equity	$2,711,152	$2,653,026

Four Corners Property Trust

FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Funds from operations (FFO):
Net income	$26,186	$24,074
Depreciation and amortization	14,392	13,430
Realized gain on sales of real estate	-	-
FFO (as defined by NAREIT)	$40,578	$37,504
Straight-line rental revenue	(726)	(1,174)
Deferred income tax benefit (1)	(55)	(72)
Stock-based compensation	2,760	1,640
Non-cash amortization of deferred financing costs	782	638
Non-real estate investment depreciation	37	37
Other non-cash revenue adjustments	486	555
Adjusted Funds from Operations (AFFO)	$43,862	$39,128

Fully diluted shares outstanding (2)	100,186,577	92,044,319

FFO per diluted share	$0.41	$0.41

AFFO per diluted share	$0.44	$0.43

(1) Amount represents non-cash deferred income tax benefit recognized at the Kerrow Restaurant Business
(2) Assumes the issuance of common shares for OP units held by non-controlling interest